Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           SURGE GLOBAL ENERGY, INC.,

                                 ZENVESCO, INC.,

                               WILLIAM L. MILLER,

                 HIGHLAND PIPE COMPANY DBA MONARCH PIPE COMPANY,

                             CAMDEN STRUCTURE, INC.

                                       AND

                                PK VENTURES, INC.

                          DATED AS OF DECEMBER 16, 2004
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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


Section 1 PURCHASE AND SALE OF ASSETS..........................................2
         1.1.     Purchase and Sale of Assets..................................2
         1.2.     Assumption of Liabilities....................................3
         1.3.     Purchase Price...............................................3
         1.4.     Allocation of Purchase Price.................................3
         1.5.     Consent to Transfer Shares...................................4
         1.6.     Release of Liability.........................................4

Section 2 .  CLOSING...........................................................4
         2.1.     Closing Date.................................................4
         2.2.     Buyer's Closing Date Deliveries..............................5
         2.3.     Seller's Closing Date Deliveries.............................6

Section 3 .  REPRESENTATIONS AND WARRANTIES OF SELLER..........................6
         3.1.     Organization and Power and Authority of Seller...............6
         3.2.     Authority of Seller; Conflicts...............................6
         3.3.     No Violation, Litigation or Regulatory Action................7

Section 4 .  REPRESENTATIONS AND WARRANTIES OF BUYER AND SHAREHOLDER...........7
         4.1.     Organization of Buyer........................................7
         4.2.     Authority of Buyer...........................................8
         4.3.     No Violation of Law and Agreements...........................8
         4.4.     No Litigation or Regulatory Action...........................8
         4.5.     No Brokers...................................................9
         4.6.     Financial Ability............................................9
         4.7.     No Knowledge of Breach.......................................9
         4.8.     Independent Analysis.........................................9

Section 5 .  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.....................9
         5.1.     Authority....................................................9
         5.2.     Ownership of Shares.........................................10
         5.3.     Assets......................................................10
         5.4.     Liabilities.................................................10
         5.5.     Financials..................................................10
         5.6.     No Brokers..................................................10
         5.7.     No Knowledge of Breach......................................10

Section 6 .  ACTION PRIOR TO THE CLOSING DATE.................................10
         6.1.     Access to Information.......................................10
         6.2.     Reasonable Efforts..........................................10

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Section 7 .  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.....................10
         7.1.     No Misrepresentation or Breach of Covenants and Warranties..11
         7.2.     Necessary Governmental Approvals............................11
         7.3.     Deliveries by Seller........................................11
         7.4.     No Injunction...............................................11

Section 8 .  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER....................11
         8.1.     Board Approval..............................................11
         8.2.     [INTENTIONALLY OMITTED].....................................11
         8.3.     No Misrepresentation or Breach of Covenants and Warranties..11
         8.4.     Necessary Governmental Approvals............................11
         8.5.     Delivery by Buyer...........................................12
         8.6.     No Injunction...............................................12
         8.7.     Redemption..................................................12
         8.8.     Funding.....................................................12

Section 9 .  INDEMNIFICATION..................................................12
         9.1.     Indemnification by Seller...................................12
         9.2.     Indemnification by Buyer and Shareholder....................12
         9.3.     Notice of Claims............................................12
         9.4.     Limitations.................................................13

Section 10 .  TERMINATION.....................................................13
         10.1.    Termination.................................................13

Section 11 .  GENERAL PROVISIONS..............................................14
         11.1.    Survival of Covenants, Representations and Warranties.......14
         11.2.    No Public Announcement......................................15
         11.3.    Notices.....................................................15
         11.4.    Successors and Assigns......................................17
         11.5.    Seller's Access to Records after Closing....................17
         11.6.    Cooperation By Shareholder..................................18
         11.7.    Entire Agreement............................................18
         11.8.    Interpretation..............................................18
         11.9.    Amendments and Waivers......................................19
         11.10.   Bulk Sales Laws.............................................19
         11.11.   Expenses....................................................19
         11.12.   Partial Invalidity..........................................19
         11.13.   Execution in Counterparts; Facsimile........................19
         11.14.   Governing Law...............................................19
         11.15.   Jurisdiction; Waiver of Jury Trial..........................20
         11.16.   Attorneys' Fees.............................................20
         11.17.   Time of Essence.............................................20
         11.18.   Disclaimer of Warranties....................................20
         11.19.   Further Assurances..........................................21

Section 12 .  DEFINITIONS.....................................................21
         12.1.    Definitions.................................................21


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                                LIST OF EXHIBITS
                                ----------------


EXHIBIT A         Assignment and Assumption Agreement
---------

EXHIBIT B         Guarantee
---------

EXHIBIT C         Pledge Agreement
---------

EXHIBIT D         Escrow Agreement
---------

EXHIBIT E         Separation Agreement
---------

EXHIBIT F         Bill of Sale
---------

EXHIBIT G         Assignment of Patents and Marks
---------



                                      -iii-
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                                LIST OF SCHEDULES
                                -----------------



Schedule 1.1(a)            Assets

Schedule 1.1(a)(iii)       Accounts Receivable

Schedule 1.1(a)(iv)        Equipment Furniture & Fixtures

Schedule 1.1(b)            Excluded Assets

Schedule 1.2(b)(i)         Accounts Payable

Schedule 1.2(b)(ii)        Payroll Liabilities

Schedule 3.3(a)            Actions (Seller)

Schedule 4.4               Actions (Buyer)

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         This ASSET PURCHASE AGREEMENT, is entered into as of December 16, 2004, by and between SURGE GLOBAL ENERGY, INC., a Delaware corporation ("SELLER"), and ZENVESCO, INC., a NEVADA corporation ("BUYER"), WILLIAM L. MILLER, an individual ("SHAREHOLDER"), HIGHLAND PIPE COMPANY dba MONARCH PIPE COMPANY, an OKLAHOMA Corporation ("Monarch"), CAMDEN STRUCTURE, INC., a NEVADA Corporation ("Camden"), and PK VENTURES, INC., a CALIFORNIA Corporation ("P & K").

                                R E C I T A L S:

         Seller is engaged in the business of resale of tobacco products and accessories (the "TOBACCO BUSINESS").

         Seller is also engaged in the exploration and acquisition of oil and gas interests (the "OTHER BUSINESS"). The Other Business is not being sold.

         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets, properties and rights owned and used by Seller exclusively in connection with the Tobacco Business (other than the Excluded Assets (as hereinafter defined)), and Buyer is willing to assume the Assumed Liabilities (as hereinafter defined) with respect to the Tobacco Business, all on the terms and subject to the conditions set forth herein.

         Seller is indebted to Buyer in the amount of Seventy Nine Thousand Three Hundred and Six Dollars ($79,306.00) ("Buyer's Debt").

         Shareholder is the sole shareholder of Buyer and is interested in its success; furthermore, Shareholder was the chief executive officer and a director of the Seller until November 17, 2004.

         Seller is the sole shareholder of Monarch, which is engaged in the sale of tobacco products. The Seller owes the sum of approximately Eleven Thousand Seven Hundred Ninety-Two Dollars ($11,792.00) (the "Monarch Debt") to Monarch as an inter company obligation.

         Shareholder is the sole shareholder of Camden. The Seller owes the sum of approximately Two Hundred Twenty-Five Thousand Four Hundred Five Dollars ($225,405.00) (the "Camden Debt") to Camden.

         Seller is the sole shareholder of P & K which is engaged in the sale of tobacco products.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

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                     SECTION 1 PURCHASE AND SALE OF ASSETS

         1.1. Purchase and Sale of Assets.

                  (a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell and deliver to Buyer, all of Seller's right, title and interest in and to all of the assets, properties and rights of Seller which are listed on
Schedule 1.1(a) wherever located, existing as of the Closing Date, which are utilized exclusively in the Tobacco Business (the "ASSETS"), including, without limitation, all of Seller's right, title and interest in and to the following assets, properties and rights, in each case to the extent existing as of the Closing Date and exclusively utilized in or relating to the Tobacco Business:

                           (i) The cash held in checking accounts under the name
Charter One or Monarch in the approximate amount of $4,579;

                           (ii) The escrow account in the approximate amount of
$4,200, subject to the requirements or liabilities imposed on such escrow account pursuant to the State of Ohio;

                           (iii) The accounts receivable listed on Schedule
1.1(a)(iii), other than any intercompany accounts receivable;

                           (iv) The corporation equipment, furniture and
fixtures listed on Schedule 1.1(a)(iv);

                           (v) All Intellectual Property, artwork, and
trademarks associated with the names E. A. Carey, Carey's Smoke Shop or Havana Group and the website eaCarey.com ;

                           (vi) All Inventory of tobacco and tobacco products,
including all catalogs related thereto;

                           (vii) All catalog sales orders and customer lists
related to the Tobacco Business, including the E. A. Carey customer list;

                           (viii) All of Seller's leasehold interest in the real
property located at 7090 Whipple Avenue, N.W., Canton, Ohio, 44720; and

                           (ix) All of the shares ("Shares") of Monarch and P &
K held by the Seller.

                  (b) Notwithstanding anything to the contrary herein, Seller shall not contribute, convey, assign, or transfer to Buyer, and Buyer shall not acquire or have any rights to acquire, any assets (the "EXCLUDED ASSETS") other than those specifically set forth in SECTION 1.1(a). Without limiting the generality of the foregoing, the Excluded Assets shall be listed on Schedule 1.1(b).

         1.2. Assumption of Liabilities.

                  (a) Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Seller (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and Seller shall irrevocably convey, transfer and assign to Buyer, all of the Assumed Liabilities.

                  (b) For all purposes of and under this Agreement, the term "ASSUMED LIABILITIES" shall mean, refer to and include all Liabilities of Seller, arising out of or relating to the operation of the Tobacco Business and and/or the Assets, whether arising before (except to the extent satisfied prior to the Closing Date) or after the Closing Date, known or unknown, contingent or mature, including the following:

                           (i) Accounts payable related to the Tobacco Business
in the approximate amount of $230,339, as more particularly described on
Schedule 1.2(b)(i);

                           (ii) Payroll liabilities in the amount of $6,508, as
more particularly described in Schedule 1.2(b)(ii);

                           (iii) Accrued expenses in the approximate amount of
$642;

                           (iv) Sales taxes payable in the amount of $1,369;

                           (v) Deferred Income in the approximate amount of
$22,683 as well as all obligations related to the program known as the Tobacco Lovers Club;

                           (vi) Amounts due to the Buyer in the approximate
amount of $17,277 and Monarch Pipe Company in the amount of $586, which are hereby forgiven; and

                           (vii) All liability related to the escrow account
established pursuant to requirements imposed by the State of Ohio, as described in Section 1.1(a)(ii); and

                           (viii) all liability for rent, utilities, taxes or
other expenses related to the property occupied by the Seller at 7090 Whipple Avenue, N.W., North Canton, OH 44720

         1.3. Purchase Price. On the Closing Date, Buyer shall pay to Seller, and Seller shall accept, together with the assumption of the Assumed Liabilities provided in SECTION 1.2, in full payment for the Assets, an aggregate cash amount equal to One Hundred Dollars ($100) (the "PURCHASE PRICE"). At the Closing, Buyer shall pay the Purchase Price to Seller.

         1.4. Allocation of Purchase Price.

                  (a) Section 338(h)(10) Election. For purposes hereof, (i) "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the United States Internal Revenue Code with respect to Seller's sale to Buyer of the Assets pursuant to this Agreement (including any corresponding election under any state, local and foreign tax laws for which a separate election is permissible with respect to the transactions contemplated by this Agreement) and (ii) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, local or foreign taxing authority in connection with a Section 338(h)(10) Election (including without limitation United States IRS Form 8023). If Seller so requests, Buyer shall join with Seller in making a Section 338(h)(10) Election with respect to the purchase and sale of the Assets. Buyer shall execute and deliver to Seller such Section 338 Forms as are requested by Seller at least 10 days before the date such Section 338 Forms are required to be filed. To the extent permitted by state, local or foreign tax laws, (i) the principles and procedures hereof relating to the Section 338(h)(10) Election shall apply to any equivalent or comparable provision under the tax laws of such other jurisdiction, and (ii) Buyer shall cooperate and join in any election as reasonably requested by Seller in order to effect such an election so as to treat the purchase of the Assets contemplated by this Agreement as a purchase of assets under the tax laws of such other jurisdiction.

                  (b) Purchase Price Allocation. Seller and Buyer agree that the purchase price for the Assets, as determined for United States federal income tax purposes (and the purchase price, as so determined, deemed to be paid for the assets of the Subsidiaries if Seller elects to require a Section 338(h)(10) Election be made with respect to the sale of the Shares), shall be allocated as reasonably determined by Seller in a manner consistent with Sections 338 and 1060 of the Internal Revenue Code and the regulations thereunder.

         1.5. Consent to Transfer Shares. Monarch and P & K hereby consent to the transfer of the Shares as contemplated by this Agreement.

         1.6. Release of Liability.

                  (a) Monarch acknowledges full payment and complete satisfaction of the Monarch Debt. Monarch further acknowledges that all amounts due to it from Seller or any Affiliate of Seller have been paid in full or satisfied;

                  (b) P & K acknowledges that there are no amounts due to it from Seller or any Affiliate of Seller;

                  (c) Camden acknowledges full payment and complete satisfaction of the Camden Debt by virtue of the payments made pursuant to the Separation Agreement, as referenced at Section 2.2(i) of this Agreement. Camden further acknowledges that there are no other amounts due to it from Seller or any Affiliate of Seller; and

                  (d) Buyer acknowledges full payment and complete satisfaction of the Buyer's Debt by virtue of the payments made pursuant to the Separation Agreement, as referenced at Section 2.2(i) of this Agreement. Buyer acknowledges that there are no other amounts due to it from Seller or any Affiliate of Seller.

                               SECTION 2. CLOSING

         2.1. Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than December 31, 2004 at the offices of Seller, 12220 El Camino Real, Suite 410, San Diego, California USA 92130, or at such other place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "CLOSING DATE."

         2.2. Buyer's Closing Date Deliveries. At the Closing, Buyer shall deliver to Seller all of the following:

                  (a) An amount in cash equal to the Purchase Price;

                  (b) The following instruments of assumption and assignment:

                           (i) An Assignment and Assumption Agreement, providing
for the assignment of the Assumed Liabilities by Seller to Buyer and the assumption of the same by Buyer, substantially in the form of EXHIBIT A (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), executed by a duly authorized officer of Buyer; and

                           (ii) All other instruments and certificates of
assumption and release as Seller may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.

                  (c) A copy of Buyer's charter certified as of a recent date by the Secretary of State of the State of Nevada;

                  (d) A certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Nevada;

                  (e) A certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the lack of amendments to the certificate of incorporation of Buyer since the date of the certificate referred to in SECTION 2.2(c) above;
(ii) the bylaws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Transaction Agreement and the transactions contemplated hereby and thereby; and
(iv) the incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Transaction Agreement;

                  (f) The guaranty of Shareholder in the form of EXHIBIT B (the "Guarantee") duly executed by Shareholder;

                  (g) The pledge of shares of Seller by Shareholder in the form of EXHIBIT C (the "Pledge Agreement") to secure the obligation set forth in the Guarantee;

                  (h) An escrow agreement in the form of EXHIBIT D duly executed by Shareholder along with a certificate representing the two hundred thousand (200,000) shares owned by Shareholder and endorsed to the escrow holder, in form and substance satisfactory to the Seller;

                  (i) The Separation Agreement and General Release of all claims ("Separation Agreement") in the form of EXHIBIT E, executed by the Shareholder; and

                  (j) The certificate contemplated by SECTION 8.3, executed by a duly authorized officer of Buyer.

         2.3. Seller's Closing Date Deliveries. At the Closing, Seller shall deliver to Buyer all of the following:

                  (a) A Bill of Sale, substantially in the form of EXHIBIT F, executed by a duly authorized officer of Seller;

                  (b) The Assignment and Assumption Agreement, executed by a duly authorized officer of Seller;

                  (c) An Assignment of Patents and Marks, substantially in the form of EXHIBIT G (the "Assignment of Patents and Marks"), executed by a duly authorized officer of Seller;

                  (d) A copy of the certificate of incorporation of Seller certified by its Secretary or an Assistant Secretary as of a recent date;

                  (e) A certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware;

                  (f) A certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the lack of amendments to the certificate of incorporation of Seller since the date of the certificate referred to in SECTION 2.3(e) above;
(ii) the by-laws of Seller; (iii) any resolutions of the Board of Directors of Seller relating to the transactions contemplated by this Agreement and any Seller Transaction Agreement; and (iv) the incumbency and signatures of the officers of Seller executing this Agreement; and

                  (g) The certificate contemplated by SECTION 7.1, executed by a duly authorized officer of Seller.

               SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as set forth below.

         3.1. Organization and Power and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and corporate authority to own and operate the Assets and to carry on the Tobacco Business in the manner conducted immediately prior to the date of this Agreement.

         3.2. Authority of Seller; Conflicts.

                  (a) Seller has the corporate power and corporate authority to execute, deliver and perform this Agreement and the Seller Transaction Agreements and its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Seller Transaction Agreements by Seller and its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate action. This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, and each of the Seller Transaction Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Seller enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

                  (b) The execution and delivery by Seller of this Agreement and each Seller Transaction Agreement, and the performance by it of its obligations hereunder and thereunder, does not and will not:

                           (i) Violate any provision of the certificate of
incorporation or bylaws of Seller;

                           (ii) To the knowledge of Seller, violate any
provision of applicable Law relating to the Tobacco Business or require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority;

                  (c) To the Knowledge of Seller, (A) require a consent, approval or waiver from, or notice to, any party to a Business Agreement, or (B) result in a breach of, or cause a default under any provision of a Business Agreement; except in any case, under clauses (i) and (ii) above, any violation, breach, default or non-compliance that would not have a Material Adverse Effect.

         3.3. No Violation, Litigation or Regulatory Action.

                  (a) Except as set forth on SCHEDULE 3.3 (a), to the Knowledge of Seller there are no Actions relating to the Tobacco Business pending or, to the Knowledge of Seller, threatened, against Seller which would reasonably be expected to have a Material Adverse Effect; and

                  (b) To the Knowledge of Seller, there are no Actions pending or threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Seller Transaction Agreements.

       SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND SHAREHOLDER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Shareholder, jointly and severally, hereby represents and warrants to Seller as follows:

         4.1. Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

         4.2. Authority of Buyer. Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and the Buyer Transaction Agreements and its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Buyer Transaction Agreements by Buyer and its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporation action. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the Buyer Transaction Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

         4.3. No Violation of Law and Agreements. The execution and delivery by Buyer of this Agreement and the Buyer Transaction Agreements, and the performance by Buyer of its obligations hereunder and thereunder, does not and will not:

                  (a) Violate any provision of the certificate of incorporation or bylaws of Buyer;

                  (b) Violate any provision of any applicable Law relating to Buyer;

                  (c) Require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority; or

                  (d) (i) Require a consent, approval or waiver from, or notice to, any party to any material agreement to which Buyer is a party, or (ii) result in a breach of, constitute a default under, result in the acceleration of material obligations, loss of material benefit or increase in any material liabilities or fees under, or create in any party the right to terminate, cancel or modify, any agreement to which Buyer is a party.

         4.4. No Litigation or Regulatory Action. Except as set forth on
SCHEDULE 4.4:

                  (a) There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer or any Affiliates of Buyer which would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby; and

                  (b) There is no Action pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Buyer Transaction Agreements.

         4.5. No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         4.6. Financial Ability. Buyer has, and will have on the Closing Date, sufficient cash on hand from Buyer's immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to consummate the transactions contemplated by this Agreement and perform its obligations hereunder (including, without limitation, its obligation to pay the Assumed Liabilities pursuant to SECTION 1.2).

         4.7. No Knowledge of Breach. To the knowledge of Buyer, none of the representations or warranties of Seller herein is inaccurate or false.

         4.8. Independent Analysis. Buyer recognizes that Seller has not made any representation or warranty upon which Buyer is relying in respect to the ability of Buyer to obtain business through the Tobacco Business subsequent to the Closing Date. Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, Assets, Liabilities, properties and projected operations of the Tobacco Business and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of such investigation and the representations, warranties, covenants and agreements of Seller set forth herein, including the Schedules hereto, and in the Seller Transaction Agreements. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby, and Buyer acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Seller Transaction Agreements, including any warranty disclaimed by Seller in SECTION
11.18. Buyer further acknowledges and agrees that any cost estimates, forecasts, projections or other predictions or forward-looking information that may have been provided to Buyer or any of its employees, agents or representatives were prepared for internal planning purposes only and are not representations or warranties of Seller, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved; provided that the foregoing is not intended to and shall not limit the scope of the representations and warranties contained herein and in the Seller Transaction Agreements.

            SECTION 5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Shareholder hereby represents and warrants to Seller as follows:

         5.1. Authority. Shareholder has all necessary authority to enter into this Agreement and to perform under the terms of the Buyer Transaction Agreements, the Guaranty and the Escrow Agreement.

         5.2. Ownership of Shares. Shareholder is the sole shareholder of Buyer and has entered into no agreement or understanding with any Person to issue shares of Buyer to any Person or to sell any of the shares currently owned by Shareholder to any Person.

         5.3. Assets. Shareholder warrants that the Assets constitute all of the Assets of the Seller utilized in the conduct of its Tobacco Business.

         5.4. Liabilities. Shareholder warrants that the Assumed Liabilities, constitute all of the liabilities of the Seller arising out of or relating to the operation of the Tobacco Business or the Assets.

         5.5. Financials. The Shareholder warrants that, to the best of his knowledge, the financial statements of the Seller are true and correct, including those comprising Form 10QSB, for the period ended September 30, 2004.

         5.6. No Brokers. Neither Shareholder nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         5.7. No Knowledge of Breach. To the knowledge of Shareholder, none of the representations or warranties of Seller herein is inaccurate or false.

                  SECTION 6. ACTION PRIOR TO THE CLOSING DATE

         Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

         6.1. Access to Information. Seller shall afford to the officers, employees, agents and authorized representatives of Buyer (including, without limitation, independent public accountants, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business, tax and accounting records (including computer files, retrieval programs and similar documentation) of Seller and other records and documents relating to the Assets and the Tobacco Business to the extent Buyer shall reasonably deem necessary or desirable.

         6.2. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to cause the Closing to occur (including, without limitation, the use of reasonable efforts to execute and deliver any documents reasonably requested by either party hereto and to satisfy such party's conditions to Closing set forth herein). Each of Seller and Buyer will promptly notify the other promptly after learning of the occurrence of any event or circumstance which would reasonably be expected to cause any condition to Closing not to be satisfied.

            SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         7.1. No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, (i) except for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct as of such date, subject to clause (ii) below),
(ii) except as specifically contemplated by this Agreement, and (iii) except to the extent any breaches of such representations and warranties would not in the aggregate have a Material Adverse Effect. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing Date, and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

         7.2. Necessary Governmental Approvals. All approvals and actions of or by all Governmental Authorities required in connection with the consummation of the transactions contemplated hereby shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not reasonably be expected to have a Material Adverse Effect.

         7.3. Deliveries by Seller. Seller shall have delivered to Buyer at Closing all of the items specified to be delivered by Seller in SECTION 2.3.

         7.4. No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

            SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         8.1. Board Approval. The Board of Directors of Seller shall have approved the transaction contemplated herein.

         8.2. [INTENTIONALLY OMITTED]

         8.3. No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

         8.4. Necessary Governmental Approvals. All approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not reasonably be expected to result in any Liability to Seller or to result in any violation of any Law.

         8.5. Delivery by Buyer. Buyer shall have delivered to Seller at Closing all of the items specified to be delivered by Buyer in SECTION 2.2.

         8.6. No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

         8.7. Redemption. All of the preferred shares of the Seller shall have been redeemed or cancelled so that there are no outstanding preferred shares of the Seller as of the Closing.

         8.8. Funding. Seller shall have obtained funding in the amount of at least $500,000.00 Dollars (Five Hundred Thousand Dollars) on no later than 90 days from the date of this Agreement on terms satisfactory to Seller.

                           SECTION 9. INDEMNIFICATION

         9.1. Indemnification by Seller. After the Closing Date, subject to the limitations set forth in this SECTION 9, Seller shall indemnify and hold harmless Buyer and Shareholder from and against any and all Liabilities and Expenses incurred by Buyer in connection with or arising from: (a) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement, and (b) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement.

         9.2. Indemnification by Buyer and Shareholder. After the Closing Date and subject to the limitations set forth in this SECTION 9, Buyer and Shareholder shall jointly and severally indemnify and hold harmless Seller from and against any and all Liabilities and Expenses incurred by Seller in connection with or arising from: (a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement, (b) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement, and (c) the Assumed Liabilities.

         9.3. Notice of Claims.

                  (a) Any party seeking indemnification hereunder (the "INDEMNIFIED PARTY") shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "INDEMNITOR") a written notice (a "CLAIM NOTICE") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; PROVIDED, HOWEVER, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this SECTION 9.3(a) shall not affect such Indemnified Party's rights under this SECTION 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

                  (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this SECTION 9 shall be determined: (i) by the written agreement between the

Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Liabilities and Expenses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within thirty (30) calendar days after such final determination. notice.

         9.4. Limitations.

                  (a) No party shall have any liability under this SECTION 9 for any inaccuracy in or breach of any representation or warranty by such party if the other party or any of its officers, employees, attorneys or other representatives or advisors had actual knowledge on or before the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached.

                  (b) No party hereto shall have any liability for any special, exemplary, punitive or consequential damages (including loss of profit or revenue) suffered or incurred by any other party, as the case may be.

                  (i) Seller shall have no liability under any provisions of this Agreement for any Liabilities and Expenses to the extent that such Liabilities and Expenses relate to actions taken or omitted to be taken by Buyer, Shareholder or any of their Affiliates with respect to the Assets after the Closing Date.

                            SECTION 10. TERMINATION

         10.1. Termination.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing
Date:

                           (i) by Seller, by giving written notice to Buyer if
any of the conditions set forth in SECTION 8 is not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Seller;

                           (ii) by Buyer, by giving written notice to Seller if
any of the conditions set forth in SECTION 7 is not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Buyer;

                           (iii) by Seller, by giving written notice to Buyer at
any time, if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured within thirty (30) calendar days after Seller's notice to Buyer of such breach ("SELLER'S BREACH NOTICE") or, if cure is not possible within thirty (30) calendar days, if cure has not been commenced and is not being diligently pursued within thirty (30) calendar days after Seller's Breach Notice;

                           (iv) by Buyer, by giving notice to Seller at any
time, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement that results in a Material Adverse Effect (it being understood that any materiality or Material Adverse Effect qualification in any representation and warranty shall be disregarded in determining whether any such breach would have a Material Adverse Effect for purposes of this SECTION 10.1(a)(iv)) and such breach has not been cured within thirty (30) calendar days after Buyer's notice to Seller of such breach ("BUYER'S BREACH NOTICE") or, if cure is not possible within thirty (30) calendar days, if cure has not been commenced and is not being diligently pursued within thirty (30) calendar days after Buyer's Breach Notice; or

                           (v) by mutual written agreement of Seller and Buyer.

                  (b) In the event of termination of this Agreement pursuant to
SECTION 10.1(a) above:

                           (i) Each party shall return to the other party or
destroy all documents concerning confidential information of the other party (and, upon request, certify as to the destruction thereof); and

                           (ii) The provisions of Sections 11.2 (No Public
Announcement), 11.3 (Notices), 11.7 (Entire Agreement), 11.8 (Interpretation),
11.11 (Expenses), 11.13 (Counterparts), 11.14 (Governing Law) and 11.15 (Jurisdiction) shall remain in full force and effect.

                         SECTION 11. GENERAL PROVISIONS

         11.1. Survival of Covenants, Representations and Warranties. No covenant or agreement contained herein to be performed prior to the Closing Date shall survive the Closing Date unless otherwise expressly agreed by the parties and any covenant and agreement to be performed after the Closing Date shall survive the Closing indefinitely, except as otherwise provided herein. Except as expressly provided otherwise herein, each representation and warranty contained herein shall survive the Closing until, and will expire and be of no force and effect on, the conclusion of one year after the Closing Date, with the exception of each representation and warranty contained in SECTION 4.5, which shall survive the Closing until the conclusion of the statutory period of limitations applicable to the underlying claim. Notwithstanding the foregoing, if an indemnification claim is properly asserted prior to the expiration as provided in this SECTION 11.1 of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim. Thereafter, except with respect to fraud or willful misconduct, the parties hereto shall, by virtue hereof, be released from any liability whatsoever, including any indemnification obligations under SECTION 9, with respect to any such representation or warranty and shall, by virtue hereof, waive and release all claims with respect thereto, whether known or unknown, contingent or fixed and whether or not, in any such case, any party hereto (or any Affiliate of such party) or any other Person has actual knowledge of such claims, or facts giving rise to such claims. In connection therewith, each party hereby expressly waives all rights under any applicable Law.

         11.2. No Public Announcement. From the date of this Agreement, neither Buyer nor Seller shall, without the written approval of the other (such approval not to be unreasonably withheld or delayed), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Law, in which case such party shall allow the other party reasonable time to comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; PROVIDED, HOWEVER, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any accounting or Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

         11.3. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

                  If to Seller, to:

                           Surge Global Energy, Inc.
                           12220 El Camino Real, Suite 410
                           San Diego, California USA 92130
                           Attention:  Fred Kelly, CEO
                           Facsimile:  (858) 704-5011

                  with a copy to:

                           Morse & Morse, PLLC
                           111 Great Neck Road, Suite 420
                           Great Neck, NY  11021
                           Attention:  Steven Morse
                           Facsimile:  (516) 487-1452

                  If to Buyer, to:

                           William Miller
                           P.O. Box 500
                           Hartville, OH  44632
                           Attention:  William Miller
                           Facsimile:  (330) 877-0620

                  with a copy to:

                           Gerald Baker, Esq.
                           3711 Whipple Ave NW
                           Canton, OH  44718
                           Attention:  Gerald Baker
                           Facsimile:  (330) 492-4577

                  If to Shareholder, to:

                           William Miller
                           P.O. Box 500
                           Hartville, OH  44632
                           Attention:  William L. Miller
                           Facsimile:  (330) 877-0620

                  with a copy to:

                           Gerald Baker, Esq.
                           3711 Whipple Ave NW
                           Canton, OH  44718
                           Attention:  Gerald Baker
                           Facsimile:  (330) 492-4577

                  If to Monarch, to:

                           William L. Miller
                           7090 Whipple Ave NW
                           North Canton, OH  44720
                           Attention:  William L. Miller
                           Facsimile:  (330) 244-9720

                  with a copy to:

                           Gerald Baker, Esq.
                           3711 Whipple Ave NW
                           Canton, OH  44718
                           Attention:  Gerald Baker
                           Facsimile:  (330) 492-4577

                  If to Camden, to:

                           William L. Miller
                           7090 Whipple Ave NW
                           North Canton, OH  44720
                           Attention:  William L. Miller
                           Facsimile:  (330) 244-9720
                  with a copy to:

                           Gerald Baker, Esq.
                           3711 Whipple Ave NW
                           Canton, OH  44718
                           Attention:  Gerald Baker
                           Facsimile:  (330) 492-4577

                  If to P & K, to:

                           William L. Miller
                           7090 Whipple Ave NW
                           North Canton, OH  44720
                           Attention:  William L. Miller
                           Facsimile:  (330) 244-9720

                  with a copy to:

                           Gerald Baker, Esq.
                           3711 Whipple Ave NW
                           Canton, OH  44718
                           Attention:  Gerald Baker
                           Facsimile:  (330) 492-4577

or to such other address as such party may indicate by a written notice delivered to the other parties hereto.

         11.4. Successors and Assigns. The rights of a party under this Agreement shall not be assignable by such party without the written consent of the other parties hereto.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and successors and assigns permitted by this SECTION 11.4, and the Indemnified Parties under SECTION 9, any right, remedy or claim under or by reason of this Agreement.

         11.5. Seller's Access to Records after Closing. For a period of ten
(10) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Tobacco Business (including any books and records relating to Taxes and Tax Returns of the Tobacco Business), other than any books and records which are subject to the attorney-client privilege, to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Tobacco Business, prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours in a manner so as to not unreasonably interfere with the conduct of the Tobacco Business. Seller shall be exclusively responsible for any costs or expenses incurred by it pursuant to this SECTION 11.5. If Buyer shall desire to dispose of any of such books or records prior to the expiration of such ten
(10) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

         11.6. Cooperation By Shareholder. Shareholder agrees to cooperate with Seller and its attorneys and accountants in the preparation of any reports or filings required by the Securities Exchange Commission, the Internal Revenue Service or any other governmental authority.

         11.7. Entire Agreement. This Agreement, the Schedules and Exhibits referred to herein, the documents delivered on or after the Closing Date pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent between or among any of the parties hereto.

         11.8. Interpretation.

                  (a) Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  (b) The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement.

                  (c) Seller may, from time to time prior to or at the Closing, by notice in accordance with SECTION 11.3 of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of SECTION 7.1 or SECTION 10.1(a)(iv). If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or agreement which would have existed if Seller had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this SECTION 11.7 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended. In such case, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against Seller to which Buyer might otherwise be entitled in respect of such breach, including any rights or remedies under Section 9, and no reduction to the Purchase Price shall be made as a result of any such breach.

                  (d) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein" and "herewith" and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term "including" shall mean "including, without limitation."

                  (e) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         11.9. Amendments and Waivers. Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such amendment or waiver, including any such amendment to or waiver of this SECTION 11.9, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         11.10. Bulk Sales Laws. The parties hereby waive compliance with the bulk sales laws of any state in which the Assets are located or in which operations relating to the Tobacco Business are conducted.

         11.11. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

         11.12. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

         11.13. Execution in Counterparts; Facsimile. This Agreement may be executed in two or more counterparts and via facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

         11.14. Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

         11.15. Jurisdiction; Waiver of Jury Trial. The parties hereby agree that any Action arising out of or related to this Agreement shall be conducted only in San Diego, California. Each party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in San Diego, California. Each party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in
SECTION 11.3. Nothing in this SECTION 11.15, however, shall affect the right of any party to serve such summons, complaint or initial pleading in any other manner permitted by Law.

         11.16. Attorneys' Fees. If any Action for the enforcement of this Agreement is brought, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

         11.17. Time of Essence. Time is of the essence for each and every provision of this Agreement.

         11.18. Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE SELLER TRANSACTION AGREEMENTS, SELLER IS SELLING THE ASSETS AND THE TOBACCO BUSINESS AND ASSIGNING THE ASSUMED LIABILITIES ON AN "AS IS, WHERE IS" BASIS, AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Without limiting the generality of the foregoing, Buyer is thoroughly familiar with the Assets and agrees to take title to the Assets "AS IS, WHERE IS" in their current condition and state of repair, subject to reasonable use, wear and tear and natural deterioration between the date hereof and the Closing Date, without any reduction in the Purchase Price or claim of any kind. Buyer acknowledges that neither Seller nor any of its representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available by Seller or its representatives to Buyer or any Affiliate of Buyer or any other information which is not included in this Agreement and Seller Transaction Agreements or the Schedules hereto, and neither Seller nor any of its representatives nor any other Person will have or be subject to any Liability to any other Person resulting from the distribution of any such information to, or use of any such information by any other Person.

         11.19. Further Assurances.

                  (a) At and after the Closing Date, and without further consideration therefor, (i) Seller shall execute and deliver to Buyer such further documents, instruments and certificates of conveyance and transfer and shall take, or cause to be taken, all such further actions as Buyer may reasonably request in order to more effectively convey and transfer the Assets from Seller to Buyer and in order to put Buyer in operational control of the Tobacco Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising Buyer's rights with respect thereto, and (ii) Buyer and Shareholder shall execute, or shall arrange the execution of, and deliver to Seller such further instruments and certificates of assumption and release as Seller may reasonably request in order to effectively make Buyer or Shareholder responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.

                  (b) Buyer and Seller shall cooperate to insure prompt conveyance and delivery by (i) Seller to Buyer of any Asset not conveyed to Buyer at the Closing and (ii) Buyer to Seller of any asset conveyed to Buyer at the Closing that is not an Asset. In the event that any accounts receivable which constitute an Asset under SECTION 1.1(a)(iii) are not transferred to Buyer on the Closing Date and any payments thereon are received by Seller, Seller shall promptly deliver such payments to Buyer.

                            SECTION 12. DEFINITIONS

         12.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this SECTION 12.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                  "ACTION" means any lawsuit, claim, proceeding, litigation, arbitration, action, investigation, inquiry, cause of action, right of recovery or chose in action.

                  "AFFILIATE" means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

                  "AGREEMENT" means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto.

                  "ASSETS" is defined in Section 1.1(a).

                  "ASSIGNMENT AND ASSUMPTION AGREEMENT" is defined in Section 2.2(b)(i).

                  "ASSIGNMENT OF PATENTS AND MARKS" is defined in Section
2.3(c).

                  "ASSUMED LIABILITIES" is defined in Section 1.2(b).

                  "BUYER" is defined in the preamble of this Agreement.

                  "BUYER'S BREACH NOTICE" is defined in Section 10.1(a)(iv).

                  "BUYER'S DEBT" is defined in the recitals of this Agreement.

                  "BUYER TRANSACTION AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

                  "CAMDEN" is defined in the preamble of this Agreement.

                  "CAMDEN DEBT" is defined in the recitals of this Agreement.

                  "CLAIM NOTICE" is defined in Section 9.3(a).

                  "CLOSING" means the consummation of the transactions contemplated by Section 2.

                  "CLOSING DATE" is defined in Section 2.1.

                  "CONTRACT" means any written contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract to which Seller is a party.

                  "COPYRIGHTS" is defined in the definition of Intellectual Property.

                  "COURT ORDER" means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any arbitration proceeding.

                  "ESCROW AGREEMENT" is defined in Section 2.2(h).

                  "EXCLUDED ASSETS" is defined in Section 1.1(b).

                  "EXPENSES" means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

                  "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

                  "GUARANTEE" is defined in Section 2.2(f).

                  "IN-LICENSE" is defined in the definition of Intellectual Property.

                  "INDEMNIFIED PARTY" is defined in Section 9.3(a).

                  "INDEMNITOR" is defined in Section 9.3(a).

                  "INTELLECTUAL PROPERTY" means any and all of the following which is owned by, licensed by, licensed to, used or held for use by a Person (including all copies and embodiments thereof, in electronic, written or other media): (a) all registered and unregistered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto ("MARKS"); (b) all inventions (whether patentable or unpatentable), all improvements thereto, and all patent, patent applications and disclosures related thereto, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof and all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto (collectively, the "PATENTS"); (c) all registered and unregistered U.S. and foreign works of authorship, fixed in any tangible medium of expressions regardless of the availability of copyright protection, but including all copyrights and moral rights recognized by law and all applications to register and renewals of any of the foregoing ("COPYRIGHTS"); (d) all computer software and databases owned by the Person or under development for the Person by third parties ("SOFTWARE") and all related documentation; (e) all categories of ideas, trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), improvements, processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production processes and techniques, molds, dies, casts and product configurations ("PROPRIETARY RIGHTS"); (f) all licenses and other Contracts pursuant to which the Person has acquired rights in or to any of the Marks, Patents, Copyrights, Software or Proprietary Rights ("IN-LICENSES"); and (g) all licenses and other Contracts to which the Person has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Marks, Patents, Copyrights, Software or Proprietary Rights ("OUT-LICENSES").

                  "IRS" means the United States Internal Revenue Service.

                  "KNOWLEDGE OF SELLER," "SELLER'S KNOWLEDGE" or "KNOWLEDGE," when used in connection with Seller, means, as to a particular matter, the actual current knowledge of the following persons at Seller: David Perez, Chief Operating Officer and Frederick Berndt, Vice President (without any duty of inquiry).

                  "LAW" means any law, statute, treaty, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court or any other Governmental Authority.

                  "LIABILITY (AND WITH CORRELATIVE MEANING, "LIABILITIES")" means all Indebtedness, obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands with respect to any Law.

                  "MARKS" is defined in the definition of Intellectual Property.

                  "MATERIAL ADVERSE EFFECT" means any change, circumstance or effect that does have, or would reasonably be expected to have, a material adverse effect on the Assets, financial condition or results of operations of the Tobacco Business or the ability of Seller to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from (a) public or industry knowledge of the transactions contemplated by this Agreement (including, without limitation, any action or inaction by the Tobacco Business' employees and vendors) or (b) general economic conditions or other conditions generally affecting the industry in which the Tobacco Business competes. Seller may, however, at its option, include in the Schedules of this Agreement or elsewhere items that would not have a Material Adverse Effect within the meaning of the previous sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgement by Seller that such items would have a Material Adverse Effect or further define the meaning of such term for the purposes of this Agreement.

                  "MONARCH" is defined in the preamble of this Agreement.

                  "MONARCH DEBT" is defined in the recitals of this Agreement.

                  "OTHER BUSINESS" is defined in the recitals of this Agreement.

                  "OUT-LICENSE" is defined in the definition of Intellectual Property.

                  "P & K" is defined in the preamble of this Agreement.

                  "PATENTS" is defined in the definition of Intellectual
Property.

                  "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "PLEDGE AGREEMENT" is defined in Section 2.2(g).

                  "PROPRIETARY RIGHTS" is defined in the definition of Intellectual Property.

                  "PURCHASE PRICE" is defined in Section 1.3. "Seller" is defined in the preamble of this Agreement.

                  "SELLER'S BREACH NOTICE" is defined in Section 10.1(a)(iii).

                  "SELLER TRANSACTION AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Seller pursuant to this Agreement.

                  "SEPARATION AGREEMENT" is defined in Section 2.2(i).

                  '"SHARES" refer to the shares of Monarch and P & K which are being transferred pursuant to Section 1.1(a)(viii).

                  "SOFTWARE" is defined in the definition of Intellectual Property.

                  "TAXES" (and, with correlative meaning, "TAXES") means any federal, state, local or foreign income, gross receipts, estimated profits, windfall profits, intangible property, occupation, production, emergency excess, capital gains, capital stock, stamp, goods and services, value-added property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

                  "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

                  "TOBACCO BUSINESS" is defined in the recitals of this Agreement.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the day and year first above written.

                                       SURGE GLOBAL ENERGY, INC., a Delaware
                                       corporation


                                       By: /s/ Fred W. Kelly
                                           -------------------------------------
                                       Name:  FRED W. KELLY
                                       Title:  CEO

                                       ZENVESCO, INC., a Nevada corp.

                                       By: /s/ William Miller
                                           -------------------------------------
                                       Name:  WILLIAM MILLER
                                       Title:  PRESIDENT


                                       /s/ William L. Miller
                                       -----------------------------------------
                                       William L. Miller, an individual

                                       HIGHLAND PIPE COMPANY dba MONARCH PIPE
                                       COMPANY, an Oklahoma corp.


                                       By: /s/ William Miller
                                           -------------------------------------
                                       Name:  WILLIAM MILLER
                                       Title:  PRESIDENT

                                       CAMDEN STRUCTURE, INC., a Nevada corp.


                                       By: /s/ William Miller
                                           -------------------------------------
                                       Name:  WILLIAM MILLER
                                       Title:  PRESIDENT

                                       PK VENTURES, INC., a California corp.


                                       By: /s/ William Miller
                                           -------------------------------------
                                       Name:  WILLIAM MILLER
                                       Title:  CEO